Exhibit 12.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
June 26, 2025	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
Phoenix Energy One, LLC 18575 Jamboree Road, Suite 830 Irvine, California 92612	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re:	Phoenix Energy One, LLC – Offering Statement on Form 1-A

To the addressee set forth above:

We have acted as special counsel to Phoenix Energy One, LLC, a Delaware limited liability company (the “Company”), in connection with the proposed issuance of up to 3,750,000 Series A Cumulative Redeemable Preferred Shares, representing limited liability company interests without par value (the “Shares”). The Shares are included in an offering statement on Form 1-A under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2025 (as amended, the “Offering Statement”). This opinion is being furnished in connection with the requirements of Item 17.12 of Form 1-A under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or related offering circular (the “Offering Circular”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the Delaware Limited Liability Company Act (the “DLLCA”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Third Amended and Restated Limited Liability Company Agreement of the Company in the form most recently filed as an exhibit to the Offering Statement, including the Share Designation with respect to the Shares included therein (collectively, the “LLC Agreement”), has been duly executed and delivered and is effective and when the Shares shall have been issued by the Company against payment therefor in the circumstances contemplated by the form of selling agency agreement and forms of subscription agreement, each as most recently filed as an exhibit to the Offering Statement, the Shares will have been duly authorized by all necessary limited liability company action of the Company, and the Shares will be validly issued in accordance with the LLC Agreement, fully paid (to the extent required in the LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 or 18-804 of the DLLCA).

June 26, 2025

This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Offering Statement and to the reference to our firm in the Offering Circular under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP